Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Micro Focus International plc of our report dated July 17, 2017, except for the first paragraph of the Note to the Consolidated Statements of Cash Flows, as to which the date is August 3, 2017, relating to the financial statements of Micro Focus International plc, which appears in Micro Focus International plc's Registration Statement on Form F-4 (No. 333-219678).

/s/ PricewaterhouseCoopers LLP
Reading, United Kingdom
November 6, 2018